UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2015 (June 2, 2015)
SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 2, 2015 (the “Closing Date”), Audatex North America, Inc. (the “Borrower”), an indirect wholly-owned subsidiary of Solera Holdings, Inc. (“Solera”), Solera, certain other subsidiaries of Solera, as guarantors, Goldman Sachs Bank USA, as administrative agent, and certain other financial institutions as lenders thereunder entered into a $200.0 million Credit and Guaranty Agreement (the “Credit Agreement”) in connection with the completion of Solera’s previously announced acquisition of DMEautomotive LLC (the “Acquisition”).
The Credit Agreement provides for an unsecured term loan in the amount of $200.0 million (the “Term Loan”), which was fully funded on June 2, 2015.  The Term Loan matures no later than May 31, 2016 and bears interest based on the London interbank offered rate for Eurodollar rate loans or the Prime Rate, as elected by the Borrower in accordance with the terms of the Credit Agreement, plus an applicable margin, with such applicable margin increasing by 0.50% per annum at the end of every 90 day period following the Closing Date. The Borrower may, at its option, prepay all or part of the Term Loan at any time without premium or penalty.  Subject to certain exceptions and limitations, the Borrower must prepay the Term Loan with the net proceeds of certain incurrences of indebtedness, equity issuances, asset sales and insurance/condemnation events.
The Term Loan is guaranteed by Solera and certain of its domestic wholly-owned subsidiaries. The Credit Agreement contains covenants substantially similar to those in the indentures governing the Borrower’s existing 6.00% Senior Notes due 2021 and 6.125% Senior Notes due 2023. Upon the occurrence of certain bankruptcy (voluntary or involuntary) events of default, automatically, and with the consent or at the request of lenders holding more than 50% of the aggregate principal amount of the Term Loan, with respect to other customary events of default, amounts outstanding under the Term Loan will become due and payable.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ Jason M. Brady
Date: June 5, 2015	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary